Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Innocap, Inc.

We consent to the inclusion in this Registration Statement on Form S-1/Pre-Effective Amendment 2 (the “Registration Statement”), of our report dated June 25, 2008 (July 1, 2008 as to Note 8), relating to the balance sheets of Innocap, Inc. as of January 31, 2008 and 2007, and the related statement of operations, stockholders’ deficit and cash flows for each of the three years in the period ended January 31, 2008 and the period from January 23, 2004 (inception) through January 31, 2008, appearing in the Prospectus, which is a part of such Registration Statement.  We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Li & Company, PC

Li & Company, PC

Skillman, New Jersey

November 20, 2008